Exhibit 4.16

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
, 201	, 20 [insert
date 8 years after issuance]

ANTERIOS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

For the Purchase Price of Warrant stipulated in that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of                            , 201    , among the Company, Lender and certain other investors the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to                                                                                  or [his/her/its] assigns (the “Holder”) by Anterios, Inc., a Delaware corporation (the “Company”). Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1.                                      Purchase of Shares.

(a)                                 Number of Shares of Common Stock. Subject to the terms and conditions set forth herein and set forth in the Purchase Agreement, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock as described in Section 3 of the Purchase Agreement (as adjusted pursuant to Section 7 hereof).

(b)                                 Exercise Price. The purchase price for the shares of Common Stock issuable pursuant to this Section 1 shall be the exercise price described in Section 3 of the Purchase Agreement. The Common Stock and the purchase price of such Common Stock shall be subject to adjustment pursuant to Section 6 hereof. Such purchase price, as adjusted from time to time, is herein referred to as the “Exercise Price.”

2.                                      Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m. (New York time) on                                      , 20     [insert date 8 years after issuance] (the “Exercise Period”); provided, however, that this Warrant shall no longer be exercisable and shall become null and void upon the consummation of a Corporate Transaction. In the event of a Corporate Transaction, the Company shall notify the Holder at least ten (10) days prior to the consummation of such Corporate Transaction.

3.                                      Method of Exercise.

(a)                                 While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)                                          the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)                                       the payment to the Company of an amount equal to the aggregate Exercise Price for the number of shares of Common Stock being purchased.

(b)                                 Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Common Stock shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Common Stock represented by such certificate.

(c)                                  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within twenty (20) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)                                          a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled, and

(ii)                                       in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal to the number of such shares of Common Stock called for on the face of this Warrant minus the number of shares of Common Stock purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

(d)                                 Notwithstanding the provisions of Section 2 if the Holder has not exercised this Warrant prior to the closing of a Corporate Transaction, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 4, without any further action on behalf of the Holder, immediately prior to such closing.

4.                                      Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of shares of Common Stock computed using the following formula:

Where

X = The number of shares of Common Stock to be issued to the Holder.

Y = The number of shares of Common Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A = The fair market value of one (1) shares of Common Stock (at the date of such calculation).

B = The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a share of Common Stock shall mean the average of the closing price of the Common Stock quoted in the over-the-counter market in which the Common Stock are traded or the closing price quoted on any exchange or electronic securities market on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such shares of Common Stock were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s Initial Public Offering, the fair market value per shares of Common Stock shall be the per share offering price to the public of the Company’s Initial Public Offering. If the Common Stock is not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per share of Common Stock that the Company could obtain from a willing buyer for Common Stock sold by the Company from authorized but unissued shares of Common Stock, as such prices shall be determined in good faith by the Company’s Board of Directors.

5.                                      Covenants of the Company.

(a)                                      Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters or a stock dividend) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b)                                      Covenants as to Exercise Shares. The Company covenants and agrees that all Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6.                                      Adjustment of Exercise Price and Number of Shares of Common Stock. The number of shares of Common Stock purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)                                      Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of shares of Common Stock purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)                                      Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Common Stock by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share of Common Stock payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)                                       Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

7.                                      No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

8.                                      No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Common Stock, including (without limitation) the right to vote such Common Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Purchase Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

9.                                      Governing Law. This Warrant shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York.

10.                               Successors and Assigns. The terms and provisions of this Warrant and the Purchase Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

11.                               Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

12.                               Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 12):

If to the Company:

Anterios, Inc.

142 West 57th Street, Suite 4A

New York, NY, 10019

Attention: President

If to Holders:

At the addresses shown on the signature pages hereto.

13.                               Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Warrant, the resolution of any controversy or claim arising out of or relating to this Warrant and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

14.                               Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

ANTERIOS, INC.

By:
Name: Jon Edelson, M.D.
Title: President and Chief Executive Officer

	Address:	142 West 57th Street, Suite 4A New York, NY, 10019

ACKNOWLEDGED AND

AGREED: HOLDER

By:

[Insert Title]